Exhibit 8.1

Opinion of K&L Gates LLP

May 14, 2012

Annaly Capital Management, Inc.
1211 Avenue of the Americas
Suite 2902
New York, New York 10036

Re:	Information in the Prospectus Supplement under the heading
“Additional Material U.S. Federal Income Tax Considerations”

Dear Sir or Madam:

          In connection with the offering by Annaly Capital Management, Inc., a Maryland corporation (the “Company”) of $750,000,000 aggregate principal amount of the Company’s 5.00% Convertible Senior Notes due 2015 (the “Notes”) pursuant to the Company’s Registration Statement on Form S-3, dated February 8, 2010, (the “Registration Statement”), and the Prospectus dated February 8, 2010 included in the Registration Statement, as supplemented by the accompanying Prospectus Supplement dated May 9, 2012 (the “Prospectus Supplement”), filed by the Company with the Securities Exchange Commission under Rule 424(b) on May 11, 2012, you have requested our opinion concerning the information in the Prospectus Supplement under the heading “Additional Material U.S. Federal Income Tax Considerations.”

          In formulating our opinions, we have reviewed and relied upon the charter of the Company and the Registration Statement. In addition, we have relied upon the Company’s certificate (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain factual representations relating to the organization and proposed operation of the Company. Where such factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the Department of the Treasury (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the Company’s representatives and we are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations. We have also relied upon representations that the information presented in the Registration Statement accurately and completely describes all material facts. We have not verified any of those assumptions.

          In rendering these opinions, we have assumed that the Company will be operated in the manner described in its organizational documents and in the Registration Statement.

          Based upon and subject to the foregoing, it is our opinion that the statements in the Prospectus Supplement under the heading “Additional Material U.S. Federal Income Tax Considerations”, to the extent that such statements constitute matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are correct in all material respects and accurately describe the federal income tax considerations that are likely to be material to a holder of the Notes.

          Our opinion is based on the Code, the Regulations, and the interpretations of the Code and such Regulations by the courts and the Service, all as they are in effect and exist at the date of this letter. It

Annaly Capital Management, Inc.
May 14, 2012

should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Other than as expressly stated above, we express no opinion on any issue relating to the Company or any investment therein.

          Notwithstanding any express or implied agreement, arrangement, or understanding to the contrary, the Company (and any employee, representative, or other agent of the Company) may disclose this opinion to any and all persons.

          We consent to the reference to our firm under the caption “Material Federal Income Tax Considerations” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we admit we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/ K&L Gates LLP